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                                                                   EXHIBIT 10.41

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                               US GREENFIBER LLC,

                      A DELAWARE LIMITED LIABILITY COMPANY

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                                TABLE OF CONTENTS

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                                                                                                         PAGE
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ARTICLE I      DEFINITIONS.................................................................................1
ARTICLE II     GENERAL.....................................................................................7
 2.01  Name of the Limited Liability Company................................................................7
 2.02  Office of the Limited Liability Company; Agent for Service of Process................................7
 2.03  Organization........................................................................................7
 2.04  Purposes............................................................................................7
 2.05  Members.............................................................................................7
 2.06  Term................................................................................................8
 2.07  Liability of Members................................................................................8
ARTICLE III    CAPITAL CONTRIBUTIONS; ADDITIONAL FINANCING..................................................9
 3.01  Capital Accounts....................................................................................9
 3.02  Initial Capital Contributions; Assumption of Liabilities.............................................9
 3.03  Representations and Warranties.....................................................................11
 3.04  Indemnification for Breaches of Representations and Warranties, etc.................................12
 3.05  Subsequent Capital Contributions...................................................................12
 3.06  Failure to Contribute..............................................................................12
 3.07  No Other Contributions; No Withdrawal of or Interest on Capital.....................................14
 3.08  Third Party Loans..................................................................................14
ARTICLE IV     DISTRIBUTIONS..............................................................................14
 4.01  Distribution of Distributable Cash..................................................................14
 4.02  Distributions of  Distributable Cash from Capital Transactions and Net Proceeds upon Liquidation....14
 4.03  Distributions Upon Transfer or Admission............................................................15
 4.04  Certain Payments to the Internal Revenue Service Treated as Distributions...........................15
 4.05  Distribution of Assets in Kind.....................................................................16
ARTICLE V      ALLOCATION OF NET PROFITS AND NET LOSSES....................................................16
 5.01  Basic Allocations..................................................................................16
 5.02  Regulatory Allocations.............................................................................17
 5.03  Allocations Upon Transfer or Admission..............................................................17
ARTICLE VI     MANAGEMENT.................................................................................18
 6.01  Management of the LLC..............................................................................18
 6.02  Approved Budget....................................................................................22
 6.03  Contracts with Members, etc........................................................................22
 6.04  Binding the LLC....................................................................................23
 6.05  Indemnification and Exculpation....................................................................23
 6.06  No Solicitation or Hiring of Former Employees.......................................................24
 6.07  Non-Competition Agreement..........................................................................24
 6.08  Other Activities...................................................................................25
ARTICLE VII    FISCAL MATTERS.............................................................................25
 7.01  Books and Records..................................................................................25
 7.02  Financial Information..............................................................................25
 7.03  Bank Accounts......................................................................................26
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 7.04  Fiscal Year........................................................................................26
 7.05  Tax Matters Partner................................................................................26
 7.06  Information........................................................................................26
 7.07  Audits.............................................................................................27
 7.08  Tax Audits.........................................................................................27
 7.09  Confidentiality....................................................................................27
ARTICLE VIII   TRANSFERS OF INTERESTS.....................................................................28
 8.01  General Restrictions on Transfer...................................................................28
 8.02  Right of First Refusal.............................................................................28
 8.03  Failure to Fully Exercise Options; Co-Sale..........................................................29
ARTICLE IX     OPTION TO SELL OTHER MEMBER'S INTEREST......................................................30
 9.01  Option to Sell the Other Member's Interest..........................................................30
 9.02  Notification of Offers.............................................................................31
ARTICLE X      DISSOLUTION AND LIQUIDATION................................................................31
 10.01 Events Causing Dissolution.........................................................................31
 10.02 Continuation of the LLC............................................................................31
 10.03 Procedures on Dissolution..........................................................................31
 10.04 Distributions Upon Liquidation.....................................................................32
 10.05 Survival of Certain Provisions.....................................................................32
ARTICLE XI     GENERAL PROVISIONS.........................................................................32
 11.01 Notices............................................................................................32
 11.02 Word Meanings; Schedules and Exhibits...............................................................32
 11.03 Binding Provisions.................................................................................33
 11.04 Applicable Law.....................................................................................33
 11.05 Arbitration........................................................................................33
 11.06 Counterparts.......................................................................................34
 11.07 Separability of Provisions.........................................................................34
 11.08 Article and Section Titles.........................................................................34
 11.09 Amendments.........................................................................................34
 11.10 Third Party Beneficiaries..........................................................................34
 11.11 Certain Ancillary Document Matters; Entire Agreement................................................35
 11.12 Offset.............................................................................................35
 11.13 Waiver of Partition................................................................................35
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                                US GREENFIBER LLC

                       LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT of US GreenFiber LLC, a Delaware limited liability company (the "LLC"), dated as of the 26th day of June, 2000, by and between the Members (as defined below).

                                    ARTICLE I

                                   DEFINITIONS

The following capitalized terms used in this Agreement shall have the respective meanings ascribed to them below:

"AAA" has the meaning given it in Section 11.05(a).

"ACT" means the Delaware Limited Liability Company Act, in effect at the time of the initial filing of the Certificate with the office of the Secretary of State of the State of Delaware, and as thereafter amended from time to time.

"ADJUSTED CAPITAL ACCOUNT" means, for each Member, such Member's Capital Account balance increased by such Member's Share of "minimum gain" and of "partner nonrecourse debt minimum gain" (as determined pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), respectively).

"AFFILIATE" shall mean, with respect to any specified Person, (i) any Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person, (ii) any Person that directly or indirectly controls 50% or more of the outstanding equity securities of the specified Person or of which the specified Person is directly or indirectly the owner of 50% or more of any class of equity securities, (iii) any Person that is an officer of, director of, member of, partner in, or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, director, partner, member or trustee, or with respect to which the specified Person serves in a similar capacity, or (iv) any Person that is a member of the immediate family of the specified Person; provided, however, that, for the purposes of this Agreement or any Ancillary Document, the LLC shall not be deemed to be an Affiliate of any Member.

"AGREEMENT" means this Operating Agreement as it may be amended, supplemented, or restated from time to time.

"ANCILLARY DOCUMENTS" means the U.S. Fiber Assignment Documentation, the GreenStone Assignment Documentation, and any other agreements, documents or instruments executed and delivered in connection herewith or therewith.

"APPOINTING AUTHORITY" has the meaning given it in Section 11.05(b).

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"APPROVED BUDGET" means the budget approved by the Board of Managers pursuant to
Section 6.02 below.

"BANKRUPTCY" means the occurrence of any of the following events:

          (i) A Member or the LLC makes an assignment for the benefit of creditors;

          (ii)    A Member or the LLC files a voluntary petition in bankruptcy;

          (iii) A Member or the LLC is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceeding;

          (iv) A Member or the LLC files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation;

          (v) A Member or the LLC files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature;

          (vi) A Member or the LLC seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Member or the LLC or of all or any substantial part of the Member's or the LLC's properties; or

          (vii) 120 days elapse after the commencement of any proceeding against a Member or the LLC seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without its consent or acquiescence of a trustee, receiver or liquidator of the Member or the LLC or of all or any substantial part of the Member's or the LLC's properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.

"BOARD OF MANAGERS" means the board of managers of the LLC as more fully described in Section 6.01(d) below.

"BUSINESS" means the business of the LLC as described in Section 2.04 below.

"BUSINESS DAY" means any day on which banking institutions in the State of North Carolina are required or permitted by law to be open for business, other than a Saturday or a Sunday.

"CAPITAL ACCOUNT" means a separate account maintained for each Member and adjusted in accordance with Treasury Regulations under Section 704 of the Code. To the extent consistent with such Treasury Regulations, the adjustments to such accounts shall include the following:

          (i) There shall be credited to each Member's Capital Account the amount of any cash actually contributed by such Member to the capital of the LLC, the fair market value of any property contributed by such Member to the capital of the LLC, the amount of liabilities of the LLC assumed by the Member or to which property distributed to the Member was subject

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and such Member's share of the Net Profits of the LLC and of any items in the nature of income or gain separately allocated to the Members; and there shall be charged against each Member's Capital Account the amount of all cash distributions to such Member, the fair market value of any property distributed to such Member by the LLC, the amount of liabilities of the Member assumed by the LLC or to which property contributed by the Member to the LLC was subject and such Member's share of the Net Losses of the LLC and of any items in the nature of losses or deductions separately allocated to the Members.

          (ii) If the LLC at any time distributes any of its assets in-kind to any Member, the Capital Account of each Member shall be adjusted to account for that Member's allocable share of the Net Profits, Net Losses or items thereof that would have been realized by the LLC had it sold the assets that were distributed at their respective fair market values (taking Code Section 7701(g) into account) immediately prior to their distribution.

          (iii) If elected by the LLC at any time specified in Treasury Regulation Section 1.704-1(b)(2)(ii)(F), the Capital Account balance of each Member shall be adjusted to the extent provided under such Treasury Regulation to reflect the Member's allocable share (as determined under Article V) of the Net Profits or Net Losses that would be realized by the LLC if it sold all of its property at its fair market value (taking Code Section 7701(g) into account) on the day of the adjustment.

          (iv) In the event any interest in the LLC is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

"CAPITAL CONTRIBUTION" means any contribution by a Member to the capital of the LLC.

"CAPITAL TRANSACTION" means a sale or other disposition of all or a portion of the LLC's property in a single transaction or in a series of related transactions, other than such a sale or disposition in the ordinary course of the LLC's business, and any refinancing.

"CARRYING VALUE" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes; PROVIDED, HOWEVER, that (i) the initial Carrying Value of any asset contributed to the LLC shall be adjusted to equal its gross fair market value at the time of its contribution and (ii) the Carrying Values of all assets held by the LLC shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account) upon an adjustment to the Capital Accounts of the Members described in paragraph
(iii) of the definition of "Capital Account." The Carrying Value of any asset whose Carrying Value was adjusted pursuant to the preceding sentence thereafter shall be adjusted in accordance with the provisions of Treasury Regulation
Section 1.704-1(b)(2)(iv)(g).

"CERTIFICATE" means the certificate of formation of the LLC filed under and pursuant to the Act with the office of the Secretary of State of the State of Delaware, as it may, from time to time, be amended in accordance with the Act.

"CODE" means the Internal Revenue Code of 1986, as amended from time to time.

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"CONSENT" means, subject to the provisions of Section 3.06(c), the mutual written consent of the Members.

"DEFAULT RATE" means a rate per annum equal to the lesser of (a) 8% plus the Interest Rate, and (b) the maximum rate permitted by applicable law.

"DELINQUENT MEMBER" has the meaning given it in Section 3.06(a).

"DISPUTE" has the meaning given it in Section 11.05(a).

"DISTRIBUTABLE CASH" means, with respect to any fiscal period, the excess of all cash receipts of the LLC from any source whatsoever, including normal operations, sales of assets, proceeds of borrowings, capital contributions of the Members, proceeds from a Capital Transaction, and any and all other sources over the sum of the following amounts:

          (i) cash disbursements for advertising and promotion expenses, salaries, employee benefits (including profit-sharing, bonus and similar plans), fringe benefits, accounting and bookkeeping services and equipment, commodity costs, costs of inventory, costs of sales of assets, utilities, rental payments with respect to equipment or real property, management fees and expenses, insurance, real estate taxes, legal expenses, costs of repairs and maintenance, and any and all other items which are customarily considered to be "operating expenses";

          (ii) payments of interest, principal and premium and points and other costs of borrowing under any indebtedness of the LLC, including without limitation any mortgages or deeds of trust encumbering the real property or other assets owned or leased by the LLC;

          (iii) payments made to purchase inventory or capital assets, and for capital construction, rehabilitation, acquisitions, alterations and improvements;

          (iv) payments to employees or former employees of the LLC in connection with any phantom equity or similar bonus plan; and

          (v) amounts set aside as reserves for working capital, contingent liabilities, replacements or for any of the expenditures described in clauses
(i), (ii), (iii) and (iv) above which are deemed by the Board of Managers to be necessary to meet the current and anticipated future needs of the LLC.

"ENTITY" means any corporation, limited liability company, limited or general partnership, trust, estate, unincorporated association, governmental agency, bureau, department or other body, or any other organization or entity.

"FUNDING NOTICE" has the meaning given it in Section 3.05(a).

"GAAP" means United States generally accepted accounting principles consistently applied.

"GREENSTONE" means GreenStone Industries, Inc., a Delaware corporation.

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"GREENSTONE ASSIGNMENT DOCUMENTATION" means the instruments of assignment made by GreenStone to the LLC as of the date hereof, as listed hereto on EXHIBIT 1.

"INTEREST RATE" means a rate per annum equal to the lesser of (a) 2% plus the rate per annum publicly announced by Bank of America in Charlotte, North Carolina as its prime commercial rate, and (b) the maximum rate permitted by applicable law.

"INVESTED CAPITAL" means, at any point in time, for any Member, the excess of
(i) the aggregate amount of the capital contributed to the LLC by such Member over (ii) the aggregate amount distributed (or deemed distributed) to such Member pursuant to Section 4.01(b) or 4.02(c).

"LENDING MEMBER" has the meaning given it in Section 3.06(a).

"LIQUIDATOR" has the meaning given it in Section 10.03.

"LLC" has the meaning given it in the introductory paragraph hereof.

"LLC ACCOUNT" means a financial institution account established by or on behalf of the LLC and identified on SCHEDULE B.

"MEMBER" means any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the LLC as a member as provided in this Agreement, but such term does not include any Person which has ceased to be a member of the LLC.

"MEMBERSHIP INTEREST" means all of a Member's interest in the LLC, including the rights to receive allocations and distributions, to designate officers and managers of the LLC, to vote, and to consent or approve any matter, and any other rights of a Member as specified in this Agreement or the Act.

"NET PROFITS" AND "NET LOSSES" mean the taxable income or loss, as the case may be, for a period as determined in accordance with Code Section 703(a) computed with the following adjustments:

          (i) Items of gain, loss, and deduction shall be computed based upon the Carrying Values of the LLC's assets (in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(g) and 1.704-3(d)) rather than upon the assets' adjusted bases for federal income tax purposes;

          (ii) Any tax-exempt income received by the LLC shall be included as an item of gross income;

          (iii) The amount of any adjustments to the Carrying Values of any assets of the LLC pursuant to Code Section 743 shall not be taken into account;

          (iv) Any expenditure of the LLC described in Code Section 705(a)(2)(B) (including any expenditures treated as being described in Code
Section 705(a)(2)(B) pursuant to Treasury Regulations under Code Section 704(b)) shall be treated as a deductible expense;

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          (v)     The amount of items of income, gain, loss or deduction
specially allocated to any Members pursuant to Section 5.02 shall not be included in the computation; and

          (vi) The amount of any items of Net Profits or Net Losses deemed realized pursuant to paragraphs (ii) and (iii) of the definition of "Capital Account" shall be included in the computation.

"PERCENTAGE INTEREST" means, with respect to each Member, the percentage set forth opposite such Member's name on SCHEDULE A.

"PERSON" means any individual or Entity.

"PRESIDENT" means the person occupying the office of the President (as provided in Section 6.01(e)(ii) of the LLC at any time or from time to time.

"PRIORITY RETURN" means, at any point in time, for any Member, that amount which, when considered together with all amounts previously distributed (or deemed distributed) to such Member pursuant to Section 4.01(a) or 4.02(b), will result in such Member having received a 10% annual return, compounded annually, on such Member's weighted average Invested Capital.

"THIRD PARTY COSTS" means reasonable out-of-pocket costs and expenses incurred by the relevant Person and its Affiliates (other than travel and related expenses incurred by employees of such Person and its Affiliates) that have been or will be paid to Persons who are not Affiliates of such Person.

"TRANSFER" and any grammatical variation thereof means any sale, exchange, redemption, assignment, conveyance, license, sublicense, encumbrance, hypothecation, gift, pledge, grant of a security interest, or other transfer, disposition or alienation in any way (whether voluntarily, involuntarily or by operation of law), including any assignment or distribution resulting from merger, consolidation or other business combination, death, incompetency, Bankruptcy, liquidation or dissolution; provided, however, that "Transfer" shall not include (i) a bona fide pledge by a Member of its interest in the LLC to one or more financial institutions in connection with a credit facility obtained by the Member, as part of a general pledge of the Member's assets, or (ii) a transfer of a Member's interest to a directly or indirectly wholly-owned subsidiary of such Member.

"U.S. FIBER" means U.S. Fiber, Inc., a North Carolina corporation.

"U.S. FIBER ASSIGNMENT DOCUMENTATION" means the instruments of assignment made by U.S. Fiber to the LLC as of the date hereof, as listed hereto on EXHIBIT 2.

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                                   ARTICLE II

                                     GENERAL

2.01 NAME OF THE LIMITED LIABILITY COMPANY. The name of the LLC is "US GreenFiber LLC". The name of the LLC may be changed at any time or from time to time by Consent of the Members.

2.02 OFFICE OF THE LIMITED LIABILITY COMPANY; AGENT FOR SERVICE OF PROCESS. The address of the principal office of the LLC is:

                  809 W. Hill Street
                  Charlotte, N.C. 28208

and the name and address of the resident agent for service of process on the LLC in the State of Delaware for purposes of Section 18-104 of the Act is:

                  Corporation Trust Center
                  1209 Orange Street
                  Wilmington, DE

The Board of Managers may cause the LLC to establish places of business of the LLC within and without the State of Delaware, as and when required by the LLC's business and in furtherance of its purposes set forth in Section 2.04 hereof, and may appoint agents for service of process in all jurisdictions in which the LLC shall conduct business. The President may cause the LLC to change from time to time its resident agent for service of process, or the location of its principal office or of its office in the State of Delaware where the LLC maintains its records as required by the Act; provided, however, that the President shall cause the LLC to promptly notify all Members in writing of any such change.

2.03 ORGANIZATION. The President shall cause to be filed such certificates and documents as may be necessary or appropriate to comply with the Act and any applicable requirements for the operation of a limited liability company in accordance with the laws of the State of Delaware and any other jurisdictions in which the LLC shall conduct business, and shall continue to do so for so long as the LLC conducts business therein.

2.04 PURPOSES. The purposes of the LLC are to engage in the cellulose fibers business, including the manufacturing, marketing and selling of insulation, mulch and other cellulose-based products, and to engage in any and all lawful activities directly or indirectly related to or incidental to the foregoing (the "Business"). The LLC may also, as appropriate, consider the use of alternative fibers.

2.05  MEMBERS.

      (a) The initial Members of the LLC are identified on SCHEDULE A. Additional Members may be admitted to the LLC pursuant to and in accordance with
Article VIII hereof, or otherwise with the prior Consent of the Members. In connection with any such admission, this Agreement (including SCHEDULE A) shall be amended to reflect each additional Member, its

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Capital Contribution, if any, its Percentage Interest, any other rights and obligations of such additional Member, and any other changes desired by the Members to be made in connection with the admission of such additional Member.

      (b) No Member shall have any right to resign, withdraw or retire from the LLC except as may be otherwise expressly provided herein (including upon a Transfer of all of such Member's Membership Interest in accordance with the provisions of Article VIII, or by operation of the provisions of Article IX), and any attempt by a Member to do so shall be of no force or effect and null and void AB INITIO. The Members expressly agree that, if a Member resigns, withdraws or retires from the LLC in violation of the foregoing covenant, such Member (i) shall be immediately liable to the LLC for the full amount of all Capital Contributions required to be made by such Member hereunder excluding all Capital Contributions previously made by such Member (notwithstanding the fact that such Member may not otherwise be obligated hereunder to make all or a portion of such Capital Contributions until a later date), and (ii) shall be liable to the LLC for damages to the full extent permitted by the Act.

      (c) No Member may be expelled or required to resign, withdraw or retire from the LLC (except upon a Transfer of all of such Member's Membership Interest in accordance with the provisions of Article VIII, or by operation of the provisions of Article IX).

2.06 TERM. The LLC commenced upon the effectiveness of the Certificate and shall have a perpetual existence, unless and until it is dissolved and terminated in accordance with Article X.

2.07 LIABILITY OF MEMBERS. The liability of each Member for the losses, debts and obligations of the LLC shall be limited to such Member's Capital Contributions actually made or actually then due to the LLC by such Member pursuant to the terms hereof; provided, however, that under applicable law, a Member may under certain circumstances be liable to the LLC to the extent of previous distributions made to such Member in the event that the LLC does not have sufficient assets to discharge its liabilities. Without limiting the foregoing, (i) no Member, in its capacity as a Member, shall have any liability or obligation to restore any negative balance in its Capital Account, and (ii) the failure of the LLC to observe any formalities or requirements relating to exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on any Member for liabilities of the LLC.

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                                   ARTICLE III

                   CAPITAL CONTRIBUTIONS; ADDITIONAL FINANCING

3.01 CAPITAL ACCOUNTS. For each Member (and each permitted assignee), the LLC shall establish and maintain a separate Capital Account.

3.02 INITIAL CAPITAL CONTRIBUTIONS; ASSUMPTION OF LIABILITIES. The Members agree as follows:

      (a) On or before the Closing (as defined in Section 3.02(f) below), U.S. Fiber shall contribute to the capital of the LLC all of its assets, properties, claims, rights and interests of U.S. Fiber which exist on the Closing Date, of every kind and nature and description, whether tangible or intangible, real, personal or mixed, to the extent such assets are used by U.S. Fiber exclusively in the cellulose fibers business, including without limitation the assets set forth in EXHIBIT 3-A attached hereto (the "U.S. Fiber Assets"). The U.S. Fiber Assets shall be free and clear of all liens, claims and security interests, subject only to the U.S. Fiber Assumed Liabilities.

      (b) At the Closing, the LLC shall assume and agree to perform, pay and discharge the liabilities of U.S. Fiber described on EXHIBIT 3-B attached hereto (the "U.S. Fiber Assumed Liabilities").

      (c) On or before the Closing, GreenStone shall contribute to the capital of the LLC all of its assets, properties, claims, rights and interests of GreenStone which exist on the Closing Date, of every kind and nature and description, whether tangible or intangible, real, personal or mixed, to the extent such assets are used by GreenStone exclusively in the cellulose fibers business, including without limitation the assets set forth in EXHIBIT 4-A attached hereto (the "GreenStone Assets"). The GreenStone Assets shall be free and clear of all liens, claims and security interests, subject only to the GreenStone Assumed Liabilities.

      (d) At the Closing, the LLC shall assume and agree to perform, pay and discharge the liabilities of GreenStone described on EXHIBIT 4-B attached hereto (the "GreenStone Assumed Liabilities").

      (e) At the Closing, each of U.S. Fiber and GreenStone shall contribute $2,500,000 in cash to the capital of the LLC by wire transfer of immediately available funds.

      (f) The obligation of a Member to consummate the transactions described in this Section 3.02 (the "Closing") shall be subject to the satisfaction or waiver of the following conditions. The Closing shall occur at a time and place which is mutually acceptable to the Members within 10 business days following the satisfaction or waiver of all such conditions. In the event that the Closing does not take place within 120 days after the date of this Agreement, then at the written election of either Member this Agreement shall be void and of no further force or effect, and neither party shall have any liability to the other.

          (i) CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE OTHER MEMBER; COMPLIANCE WITH COVENANTS AND OBLIGATIONS. The representations and warranties of the other

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Member set forth in this Agreement shall be true on and as of the Closing as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by the Member. The other Member shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing.

          (ii) CORPORATE PROCEEDINGS. All corporate and other proceedings required to be taken on the part of such Member and the other Member to authorize or carry out this Agreement and to convey, assign, transfer and deliver the Assets to be transferred by it shall have been taken.

          (iii) GOVERNMENTAL APPROVALS. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Members of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

          (iv) CONSENTS OF LENDERS, LESSORS AND OTHER THIRD PARTIES. All Members shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Members to consummate the transactions contemplated by this Agreement.

          (v) ADVERSE PROCEEDINGS. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the LLC to own or use the U.S. Fiber Assets or the GreenStone Assets after the Closing.

          (vi) CLOSING DELIVERIES. The Member and the LLC shall have received at or prior to the Closing from the other Member:

                  (A) the other Member's Assignment Documentation;

                  (B) such certificates of the other Member's officers and such other documents evidencing satisfaction of the conditions specified in this
Section 3.02(f) as the Buyer shall reasonably request;

                  (C) certificates of the Secretary of the other Member attesting to the incumbency of the other Member's officers, respectively, and the authenticity of the resolutions authorizing the transactions contemplated by the Agreement;

                  (D) a title policy or policies (together, the "Title Policy") from one or more title companies reasonably acceptable to the LLC (the "Title Insurer"), in form and substance reasonably satisfactory to the LLC covering the real estate being transferred by the other Member;

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                  (E) such affidavits and indemnities executed by the other
Member as the Title Insurer may reasonably require in order to omit from the Title Policy all exceptions for (i) judgments, bankruptcies or other returns against persons or entities whose names are the same as or similar to the other Member; (ii) parties in possession; (iii) mechanics' liens; and (iv) hazardous waste (if applicable). It shall be the obligation of the other Member to obtain the Title Policy and the cost of the Title Policy shall be borne by the other Member; and

                  (F) such other documents, instruments or certificates as the Member may reasonably request.

      (g) At any time and from time to time after the Closing, at GreenStone's request and without further consideration, U.S. Fiber promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as GreenStone may reasonably request to more effectively transfer, convey and assign to the LLC, and to confirm the LLC's title to, all of the U.S. Fiber Assets, to put the LLC in actual possession and operating control thereof, to assist the LLC in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement. At any time and from time to time after the Closing, at U.S. Fiber's request and without further consideration, GreenStone promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as U.S. Fiber may reasonably request to more effectively transfer, convey and assign to the LLC, and to confirm the LLC's title to, all of the GreenStone Assets, to put the LLC in actual possession and operating control thereof, to assist the LLC in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

3.03 REPRESENTATIONS AND WARRANTIES. Each Member hereby represents and warrants to the other Member, as of the date hereof, that:

      (a) such Member is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification;

      (b) such Member has full corporate power and authority to enter into this Agreement and each Ancillary Document to which such Member is a party and to perform its obligations hereunder and thereunder;

      (c) the execution, delivery and performance of this Agreement and each Ancillary Document to which such Member is a party have been duly authorized by all necessary corporate action on the part of such Member;

      (d) this Agreement and each Ancillary Document to which such Member is a party have been duly executed and delivered by such Member;

      (e) the authorization, execution, delivery and performance by such Member of this Agreement and each Ancillary Document to which such Member is a party do not conflict with any other agreement or arrangement to which such Member is a party or by which it is bound;

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      (f) this Agreement and each Ancillary Document to which such Member is a party constitute the valid, binding and enforceable agreements of such Member;
and

      (g) each of the representations and warranties set forth on EXHIBIT 5 attached hereto is true and correct on the date hereof.

3.04 INDEMNIFICATION FOR BREACHES OF REPRESENTATIONS AND WARRANTIES, ETC. Each of the Members hereby agrees to indemnify the other Member as and to the extent set forth in EXHIBIT 6 attached hereto.

3.05  SUBSEQUENT CAPITAL CONTRIBUTIONS.

      (a) In the event of a Funding Shortfall (as defined below), the President may, by notice given to each Member (a "Funding Notice"), request the Members to make additional Capital Contributions to the LLC. Each Member shall, not later than five Business Days after the date of the relevant Funding Notice (or, if a later date is specified for the making of the relevant Capital Contributions in such Funding Notice, not later than such date), contribute to the LLC its Percentage Interest of the aggregate amount of Capital Contributions requested by such Funding Notice, in cash by wire transfer of immediately available funds to the account specified in such Funding Notice unless otherwise set forth in such Funding Notice. For purposes hereof, a "Funding Shortfall" means the amount by which the sum of the cash then held by the LLC and the cash anticipated in the Approved Budget to be generated by the LLC over the next succeeding six-month period is less than the cash anticipated in the Approved Budget to be used by the LLC over such period and otherwise reasonably required by the LLC to pay expenditures actually incurred.

      (b) Notwithstanding anything to the contrary herein, the provisions of this Section 3.05 are not intended to, and shall not, be interpreted, construed or implied to create any rights in favor of any third party.

3.06  FAILURE TO CONTRIBUTE.

      (a) If a Member does not timely contribute all or any portion of a Capital Contribution required to be made by such Member pursuant to Section 3.02 or
Section 3.05(a), the President shall cause the LLC to exercise, on notice to such Member (the "Delinquent Member"), one or more of the following remedies:

          (i) taking such action (including arbitration and enforcement proceedings) as the President may deem appropriate to obtain payment by the Delinquent Member of the portion of the Delinquent Member's Capital Contribution that is in default, together with interest thereon at the Default Rate from the date that the Capital Contribution was due until the date that it is made, all at the cost and expense of the Delinquent Member;

          (ii) at the request of the other Member (the "Lending Member"), permitting the Lending Member to advance the portion of the Delinquent Member's Capital Contribution that is in default, with the following results:

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                  (A) the sum advanced shall constitute a loan from the Lending
Member to the Delinquent Member and a Capital Contribution of that sum to the LLC by the Delinquent Member pursuant to the applicable provisions of this Agreement,

                  (B) the principal balance of such loan and all accrued unpaid interest thereon shall be due and payable in full on the fifth Business Day after written demand therefor by the Lending Member to the Delinquent Member,

                  (C) the amount loaned shall bear interest at the Default Rate from the date on which the advance is deemed made until the date that the loan, together with all interest accrued thereon, is repaid to the Lending Member,

                  (D) all distributions from the LLC that otherwise would be made to the Delinquent Member (whether before or after dissolution of the LLC) instead shall be paid to the Lending Member until the loan and all interest accrued thereon have been paid in full to the Lending Member (with payments being applied first to accrued and unpaid interest and then to principal),

                  (E) the payment of the loan and interest accrued thereon shall be secured by a security interest in the Delinquent Member's Membership Interest, as more fully set forth in Section 3.06(b), and

                  (F) the Lending Member shall have the right, in addition to the other rights and remedies granted to it pursuant to this Agreement or available to it at law or in equity, to take any action (including court proceedings) that the Lending Member may deem appropriate to obtain payment by the Delinquent Member of the loan and all accrued and unpaid interest thereon, at the cost and expense of the Delinquent Member;

          (iii) exercising the rights of a secured party under the Uniform Commercial Code of the State of Delaware, as more fully set forth in Section 3.06(b); or

          (iv) exercising any other rights and remedies available at law or in equity.

      (b) Each Member grants to the LLC, and to each Lending Member with respect to any loans made by the Lending Member to such Member as a Delinquent Member pursuant to Section 3.06(a)(ii), as security, equally and ratably, for the payment of all Capital Contributions that such Member has agreed to make and the payment of all loans and interest accrued thereon made by the Lending Member to such Member as a Delinquent Member pursuant to Section 3.06(a)(ii), a security interest in and a general lien on its Membership Interest and the proceeds thereof, all under the Uniform Commercial Code of the State of Delaware. On any default in the payment of a Capital Contribution or in the payment of such a loan or interest accrued thereon, the LLC or the Lending Member, as applicable, shall be entitled to all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Delaware with respect to the security interest granted in this Section 3.06(b). Each Member shall execute and deliver to the LLC and the other Member all financing statements and other instruments that the President or the Lending Member, as applicable, may request to effectuate and carry out the preceding provisions of this Section 3.06(b). At the option of the President or the Lending Member, this Agreement or a carbon, photographic, or other copy hereof may serve as a financing statement.

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      (c) In addition to the remedies which may be exercised by the LLC as set forth in Section 3.06(a), if a Member becomes, and for so long as such Member remains, a Delinquent Member, such Delinquent Member may not initiate the procedures contemplated by Article IX. For the purposes of this Section 3.06(c), if the LLC exercises the remedies set forth in Section 3.06(a)(ii) and the Lending Member advances the portion of the Delinquent Member's Capital Contribution that is in default as set forth therein, the Delinquent Member shall not cease to be such until the loan to the Delinquent Member arising by reason of such advance, together with interest accrued thereon, is repaid in full to the Lending Member.

3.07 NO OTHER CONTRIBUTIONS; NO WITHDRAWAL OF OR INTEREST ON CAPITAL. Except as otherwise provided in this Article III, no Member shall be obligated or permitted to contribute any additional capital to the LLC. No interest shall accrue on any Capital Contributions, and no Member shall have the right to withdraw or to be repaid any Capital Contribution made by it or to receive any other payment in respect of its Membership Interest, including as a result of the withdrawal or resignation of such Member from the LLC (whether in violation of Section 2.05(b) or otherwise), except as specifically provided in this Agreement.

3.08 THIRD PARTY LOANS. In the event that the LLC requires additional funds to carry out its purposes, to conduct its business and affairs, or to meet its obligations, or to make any expenditure authorized by this Agreement, the LLC may borrow funds from such Persons, and on such terms and conditions, as may be approved by the President or, to the extent such approval is required by the provisions of Section 6.01(b), by the Board of Managers.

                                   ARTICLE IV

                                  DISTRIBUTIONS

4.01 DISTRIBUTION OF DISTRIBUTABLE CASH. Distributable Cash, other than Distributable Cash arising from Capital Transactions or constituting net proceeds upon liquidation of the LLC, shall be distributed to the Members, at such times and in such amounts as the Board of Managers may approve (it being acknowledged that the Board of Managers will be instructed that it is the desire of the Members that Distributable Cash be distributed rather than retained by the LLC for extended periods), as follows:

      (a) First, to the Members, in proportion to their respective amounts of Priority Return, until the Priority Return of each Member has been reduced to zero;

      (b) Second, to the Members, in proportion to their respective amounts of Invested Capital, until the Invested Capital of each Member has been reduced to zero; and

      (c) The balance, if any, to the Members in accordance with their Percentage Interests.

4.02 DISTRIBUTIONS OF DISTRIBUTABLE CASH FROM CAPITAL TRANSACTIONS AND NET PROCEEDS UPON LIQUIDATION. Distributable Cash arising from Capital Transactions or constituting net proceeds upon liquidation of the LLC, shall be distributed to the Members as follows:

      (a) First, to all Members with positive Adjusted Capital Account balances (after such balances have been adjusted to reflect all debits and credits required by applicable Treasury Regulations under Section 704(b) of the Code for all events through and including the Capital Transaction or the distribution in liquidation of the LLC, as the case may be) in proportion to and to the extent of such positive balances;

      (b) Second, to the Members, in proportion to their respective amounts of Priority Return, until the Priority Return of each Member has been reduced to zero;

      (c) Third, to the Members, in proportion to their respective amounts of Invested Capital, until the Invested Capital of each Member has been reduced to zero; and

      (d) The balance, if any, to the Members in accordance with their Percentage Interests.

Amounts distributed pursuant to paragraph (a) above shall be considered to have been distributed pursuant to paragraphs (b) through (e) (as applicable) to the extent that they would have been distributed pursuant to paragraphs (b) through
(e) had paragraph (a) not been contained in this Agreement.

4.03 DISTRIBUTIONS UPON TRANSFER OR ADMISSION. In the event that a Member acquires an interest in the LLC either by transfer from another Member or by acquisition from the LLC, an equal portion of the Distributable Cash (other than Distributable Cash from a Capital Transaction) of the LLC for the year in which such acquisition occurs shall be allocated to each day of such year, and such Distributable Cash so allocated to the portion of the year prior to the date of the acquisition of the interest in the LLC by the Member shall be distributed among the Members without giving effect to such acquisition, and such Distributable Cash so allocated to the portion of the year from and after the date of the acquisition of such interest shall be distributed among the Members by giving effect to such acquisition. Distributable Cash from a Capital Transaction or upon the liquidation of the LLC shall be distributed to the Members based upon the actual ownership of interests in the LLC on the date of the event giving rise to such Distributable Cash.

4.04  CERTAIN PAYMENTS TO THE INTERNAL REVENUE SERVICE TREATED AS DISTRIBUTIONS.

      (a) For purposes of this Section 4.04, the Board of Managers may assume that any Member who fails to provide to the Board of Managers or the Treasurer satisfactory evidence of its tax status for United States federal income tax purposes is a foreign person taxable as a corporation.

      (b) Notwithstanding anything to the contrary herein, to the extent that the LLC is required, or elects, pursuant to applicable law, either (i) to pay tax (including estimated tax) on a Member's allocable share of LLC items of income or gain, whether or not distributed, or (ii) to withhold and pay over to the tax authorities any portion of a distribution otherwise distributable to a Member, the Board of Managers or Treasurer may pay over such tax or such withheld amount to the tax authorities, and such amount shall be treated as a distribution to such Member at the time it is paid to the tax authorities.

4.05 DISTRIBUTION OF ASSETS IN KIND. No Member shall have the right to require any distribution of any assets of the LLC in kind. If any assets of the LLC are distributed in kind, such assets shall be distributed on the basis of their fair market value as determined by the Board of Managers. Any Member entitled to any interest in such assets shall, unless otherwise determined by the Board of Managers, receive separate assets of the LLC and not an interest as a tenant-in-common with other Members so entitled in any asset being distributed.

                                    ARTICLE V

                    ALLOCATION OF NET PROFITS AND NET LOSSES

5.01  BASIC ALLOCATIONS.

      (a) Except as provided in Sections 5.02 below (which shall be applied first), Net Profits of the LLC for any relevant period shall be allocated as follows:

          (i) First, to any Members having negative Adjusted Capital Account balances, in proportion to and to the extent of such negative balances; and

          (ii) The balance, if any, to the Members in such proportions and in such amounts as would result in the Adjusted Capital Account balance of each Member equaling, as nearly as possible, such Member's share of the then LLC Capital determined by calculating the amount the Member would receive if an amount equal to the LLC Capital were distributed to the Members in accordance with the provisions of Section 4.02 hereof, other than clause (a) thereof.

      (b) Except as provided in Sections 5.02 below (which shall be applied first), Net Losses of the LLC for any relevant period shall be allocated among the Members as follows:

          (i) First, to each Member with a positive Adjusted Capital Account balance, in the amount of such positive balance; provided, however, that if the amount of Net Losses to be allocated is less than the sum of the Adjusted Capital Account balances of all Members having positive Adjusted Capital Account balances, then the Net Losses shall be allocated to the Members in such proportions and in such amounts as would result in the Adjusted Capital Account balance of each Member equaling, as nearly as possible, such Member's share of the then LLC Capital determined as set forth in Section 5.01(a) above; and

          (ii) The balance, if any, to the Members in accordance with their Percentage Interests.

      (c) If the amount of Net Profits allocable to the Members pursuant to
Section 5.01(a)(ii) or the amount of Net Losses allocable to them pursuant to
Section 5.01(b)(i) is insufficient to allow the Adjusted Capital Account balance of each Member to equal such Member's share of the LLC Capital, such Net Profits or Net Losses shall be allocated among the Members in such a manner as to decrease the differences between the Members' respective Adjusted Capital Account balances and their respective shares of the LLC Capital in proportion to such differences.

      (d) Allocations of Net Profits and Net Losses provided for in this Section
5.01 shall generally be made as of the end of the fiscal year of the LLC; PROVIDED, HOWEVER, that allocations of items of Net Profits and Net Losses described in clause (vi) of the definition of "Net Profits" and "Net Losses" shall be made at the time deemed realized as described in the definition of "Capital Account."

5.02 REGULATORY ALLOCATIONS. Notwithstanding the provisions of Section 5.01 above, the following allocations of Net Profits, Net Losses and items thereof shall be made in the following order of priority:

      (a) Items of income or gain (computed with the adjustments contained in paragraphs (i), (ii) and (iii) of the definition of "Net Profits and Net Losses") for any taxable period shall be allocated to the Members in the manner and to the minimum extent required by the "minimum gain chargeback" provisions of Treasury Regulation Section 1.704-2(f) and Treasury Regulation Section 1.704-2(i)(4).

      (b) All "nonrecourse deductions" (as defined in Treasury Regulation
Section 1.704-2(b)(1)) of the LLC for any year shall be allocated to the Members in accordance with their respective Percentage Interests; provided, however, that nonrecourse deductions attributable to "partner nonrecourse debt" (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated to the Members in accordance with the provisions of Treasury Regulation Section 1.704-2(i)(1).

      (c) Items of income or gain (computed with the adjustments contained in paragraphs (i), (ii) and (iii) of the definition of "Net Profits and Net Losses") for any taxable period shall be allocated to the Members in the manner and to the extent required by the "qualified income offset" provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(D).

      (d) In no event shall Net Losses of the LLC be allocated to a Member if such allocation would cause or increase a negative balance in such Member's Adjusted Capital Account (determined for purposes of this Section 5.02(d) only, by increasing the Member's Adjusted Capital Account balance by the amount the Member is obligated to restore to the LLC pursuant to Treasury Regulation
Section 1.704-1(b)(2)(ii)(c).

      (e) Except as otherwise provided herein or as required by Code Section 704, for tax purposes, all items of income, gain, loss, deduction or credit shall be allocated to the Members in the same manner as are Net Profits and Net Losses; provided, however, that if the Carrying Value of any property of the LLC differs from its adjusted basis for tax purposes, then items of income, gain, loss, deduction or credit related to such property for tax purposes shall be allocated among the Members so as to take account of the variation between the adjusted basis of the property for tax purposes and its Carrying Value in the manner provided for under Code Section 704(c).

5.03 ALLOCATIONS UPON TRANSFER OR ADMISSION. In the event that a Member acquires an interest in the LLC either by Transfer from another Member or by acquisition from the LLC, the LLC shall close its books as of the date of the acquisition and (i) Net Profits and Net Losses and items thereof computed for the portion of the year ending on the date of the acquisition shall be

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allocated among the Members without regard to such acquisition, and (ii) Net
Profits and Net Losses and items thereof computed for the portion of the year commencing on the day following the date of the acquisition shall be allocated among the Members taking into account such acquisition. For purposes of determining the date on which the acquisition occurs, the LLC may make use of any convention allowable under Section 706(d) of the Code.

                                   ARTICLE VI

                                   MANAGEMENT

6.01  MANAGEMENT OF THE LLC.

      (a) BOARD OF MANAGERS. The business and affairs of the LLC shall be managed by or under the direction of a Board of Managers, who may exercise all of the powers of the LLC (including, without limitation, as set forth in Section 6.01(b), but subject to the provisions of Section 6.01(c) except as otherwise provided by law or this Agreement). All management and other responsibilities not specifically reserved to the Members in this Agreement shall be vested in the Board of Managers, and the Members shall have no voting rights except as specifically provided in this Agreement or required by non-waivable provisions of applicable law. In the event of a vacancy on the Board of Managers, the remaining Managers, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled.

      (b) ACTIONS REQUIRING THE APPROVAL OF THE BOARD OF MANAGERS. Without limiting the foregoing Section 6.01(a), the LLC shall not, without the approval of the Board of Managers, engage in or undertake any of the following actions or activities:

          (i) granting any wage or salary increases to any officer of the LLC or entering into any employment agreements or severance arrangements with any officer or other employee of the LLC;

          (ii) causing or permitting the LLC to sell or otherwise dispose of or acquire any real estate;

          (iii) causing or permitting the LLC to make, or permitting to exist, any pledge, mortgage or otherwise encumbrance on any assets of the LLC, other than arising solely out of capital or operating leases for the purchase or use of equipment (provided that the aggregate fair market value or book value of any equipment so purchased or used pursuant to such leases does not exceed $100,000);

          (iv) causing or permitting the LLC to make any capital expenditure, or to acquire any businesses (whether by assets acquisition, merger or otherwise), except as set forth in the Approved Budget in which such expenditure or acquisition is to be made, or incurring any other obligations, or making any other expenditures, in any period in excess of the Approved Budget for such period;

          (v) causing or permitting the LLC to enter into any contract or agreement with a term in excess of three years or involving payments by or to the LLC in excess of $1,000,000

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over the term of such contract or agreement (taking into account any permitted renewals or extensions thereof);

          (vi) except as set forth in clause (i) above, causing or permitting the LLC to incur any indebtedness for borrowed money, or to guarantee any obligation of any other person or entity;

          (vii) providing loans to any third party, or guarantees or otherwise extend credit to or for any other party;

          (viii) making any election under the Internal Revenue Code of 1986, as amended, with respect to the tax position of the LLC, unless such power has been previously delegated by the Board of Managers to the LLC;

          (ix) appointing, removing or otherwise changing any officer of the LLC;

          (x)     engaging in any business other than as set forth in Section
2.04;

          (xi) subject to the last sentence of this Section 6.01(b), causing or permitting the LLC to initiate any litigation, or to enter into any settlement agreement in connection with any litigation or regulatory proceeding involving the payment by the LLC of $100,000 or more pursuant to such settlement, or to enter into any settlement agreement brought by any governmental authority against the LLC under OSHA or environmental laws;

          (xii) causing or permitting the LLC to cancel, amend or restate, or relinquish any material rights under, any contract or agreement of the kind described in clause (v) above to which the LLC is a party;

          (xiii) causing or permitting the LLC to enter into or engage in any transaction, contract, agreement or arrangement with a Member, Manager, officer of the LLC, or an Affiliate of any of the foregoing (provided, however, that any actions with respect to the enforcement of any such transaction, contract, agreement or arrangement shall be in the sole discretion and control of the members of the Board of Managers not affiliated with the Member which is, or whose representative is a Manager or officer which is, party to any such transaction, contract, agreement or arrangement);

          (xiv) causing or permitting the LLC to enter into or engage in any transaction, contract, agreement or arrangement that (A) is unrelated to the LLC's purposes (as set forth in Section 2.04), (B) otherwise contravenes the Certificate or this Agreement, (C) would make it impossible to carry on the ordinary business of the LLC, or (D) is not apparently for the carrying on of the business of the LLC in the usual way; and

          (xv) causing or permitting the LLC to become Bankrupt or to commence liquidation (but this provision shall not be construed to require any Member to ensure the profitability or solvency of the LLC).

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Notwithstanding any other provision of this Agreement, each Member shall have the right to take any action on behalf of the LLC as may be reasonably deemed necessary by such Member to enforce the obligations of the other Member to the LLC.

      (c) ACTIONS REQUIRING THE CONSENT OF THE MEMBERS. The LLC shall not, without the Consent of the Members, engage in or undertake any of the following actions or activities:

          (i) causing or permitting the LLC (A) to be a party to a merger, consolidation, share exchange, interest exchange or other transaction authorized by or subject to the provisions of Section 18-209 of the Act, or (B) to convert into any other type of entity; or

          (ii) admitting any person as a Member of the LLC, or purchasing or redeeming the interest of any Member, other than as expressly set forth in this Agreement.

      (d) GOVERNANCE ISSUES REGARDING MANAGERS.

          (i) The number of Managers who shall constitute the whole Board of Managers shall be four (4), two (2) of whom shall be designated by U.S. Fiber and two (2) of whom shall be designated by GreenStone. Managers need not be Members of the LLC.

          (ii) Each Manager shall hold office until his death, resignation or removal in accordance with the provisions hereof.

          (iii) Any Manager may resign by delivering his written resignation to (A) the President or any other officer of the LLC designated by the Board of Managers to receive such resignations, and (B) each Member. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

          (iv) Any Manager may be removed at any time, with or without cause, by the Member which had designated such person as Manager as set forth in
Section 6.01(d)(i), by delivering written notice of such removal to (A) the President or any other officer of the LLC designated by the Board of Managers to receive such notices, and (B) each other Member. Such removal shall be effective upon the giving of the notice specified in the preceding sentence to each person or entity entitled thereto, unless such notice is specified to be effective at some other time or upon the happening of some other event.

          (v) Any vacancy on the Board of Managers resulting from the death, resignation or removal of any Manager shall be filled, as promptly as practicable, by the Member which had designated the Manager whose position has become vacant, by designating a replacement Manager in a written notice given to
(A) the President or any other officer designated by the Board of Managers to receive such notices, and (B) each other Member. Such designation of a replacement Manager shall be effective upon the giving of the notice specified in the preceding sentence to each person or entity entitled thereto, unless such notice is specified to be effective at some other time or upon the happening of some other event.

          (vi) Regular meetings of the Board of Managers may be held without notice at such time and place as shall be determined from time to time by the Board of Managers; provided that any Manager who is absent when such a determination is made shall be given notice of the determination. Special meetings of the Board of Managers may be held at any time and place designated in a call by the President or any Manager. Notice of any special meeting of Managers shall be given to each Manager by the officer or the Manager calling the meeting. Notice shall be duly given to each Manager (A) by giving notice to such Manager in person or by telephone at least 48 hours in advance of the meeting, (B) by sending a telegram, telex or facsimile transmission, or delivering written notice by hand, to his last known business or home address at least 48 hours in advance of the meeting, or (C) by mailing written notice to his last known business or home address at least five days in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Managers need not specify the purposes of the meeting.

          (vii) At any meeting of the Board of Managers, the vote of a majority of all Managers then in office (whether or not present at the relevant meeting) shall be sufficient to take any action, unless a different vote is specified by law or this Agreement.

          (viii) Managers or any members of any committee designated by the Managers may participate in a meeting of the Board of Managers or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting. Any action required or permitted to be taken at any meeting of the Board of Managers or of any committee of the Board of Managers may be taken without a meeting, if the members of the Board or committee, as the case may be, who would be empowered to take the relevant action at a duly convened meeting of the Board or committee, as the case may be, consent to the action in writing, and the written consents are filed with the minutes of proceedings of the Board or committee.

          (ix) The Board of Managers may, by resolution, designate one or more committees, each committee to consist of one or more of the Managers of the LLC. Any such committee, to the extent provided in the resolution of the Board of Managers and subject to the provisions of the Act, shall have and may exercise all the powers and authority of the Board of Managers in the management of the business and affairs of the LLC. Each such committee shall keep minutes and make such reports as the Board of Managers may from time to time request. Except as the Board of Managers may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the Managers or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in this Agreement for the Board of Managers.

          (x)     Managers shall not be paid for their services as such.

      (e) OFFICERS.

          (i)     The officers of the LLC shall consist of (A) the President,
(B) a Vice President of Sales, (C) a Vice President of Manufacturing, (D) a Chief Financial Officer and such other officers with such other titles as the Board of Managers may determine; provided, however, that, if the Board of Managers so determine to establish any such other officer position with a title customarily used in corporations organized and existing under the Delaware General Corporation Law, such officer shall, to the maximum extent possible, have the duties and responsibilities associated with such officer position in such corporations.

          (ii) The President shall be the Chief Executive Officer of the LLC and have general charge and supervision of the business and affairs of the LLC. Mr. Dennis Barrineau shall serve as the initial President of the LLC. The President shall be appointed by the Board of Managers.

          (iii) No officer need be a Member or a Manager. Any two or more offices may be held by the same individual. All officers other than the President shall be appointed by the President of the LLC, subject to the approval of the Board of Managers.

          (iv) Except as otherwise provided by law or by this Agreement, each officer shall hold office until his death, resignation or removal, unless a different term is specified in the action of the Board of Managers designating such officer. Any officer may resign by delivering his written resignation to the President, any Manager, or each Member. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Any officer, including the President, may be removed at any time, with or without cause, by action of the Board of Managers.

          (v) Except as the Board of Managers may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following his resignation or removal, or any right to damages on account of such removal, whether his compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the LLC.

          (vi) Any vacancy occurring for any reason in the offices set forth in clauses (A) through (D) of paragraph (i) above shall be filled by the Board of Managers as promptly as practicable. The Board of Managers may, in their mutual discretion, fill any vacancy occurring in any other office for any reason or leave such vacancy unfilled for such period as they may determine.

6.02 APPROVED BUDGET. Not later than 30 days prior to the beginning of any fiscal year during the term of this Agreement, the President of the LLC shall submit to the Board of Managers an annual budget, which shall include in reasonable detail a listing of anticipated revenues and expenses, including an operating plan, a capital expenditure plan and an itemization of any other anticipated expenditures of the LLC for such fiscal year. Such budget shall also show such anticipated revenues and expenses for each fiscal quarter of such fiscal year. Such budget will be submitted to the Board of Managers and, once approved by the Board of Managers shall constitute the "Approved Budget" of the LLC for such fiscal year and each fiscal quarter therein. In the event that the Board of Managers fails to approve the budget submitted by the President of the LLC prior to the beginning of the fiscal period covered by such budget, the "Approved Budget" for such period shall, until a new budget is approved, be deemed to be equal to the corresponding period of the most recent Approved Budget (the "Prior Budget"), plus an additional amount which the LLC shall be deemed authorized to spend in such period until a budget is approved equal to 5% of the expenditures on a line item basis as set forth for the corresponding period in the most recent Approved Budget.

6.03 CONTRACTS WITH MEMBERS, ETC.. The LLC may engage in business with, or enter into one or more agreements, leases, contracts or other arrangements for the furnishing to or by the LLC

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of goods, services or space with, any Member, Manager, officer or employee of the LLC, or an Affiliate of any of the foregoing, and may pay compensation in connection with such business, goods, services or space, provided in each case that the relevant agreement, lease, contract or other arrangement or transaction is, to the extent required under Section 6.01, approved by the Board of Managers in accordance with the provisions of such Section 6.01.

6.04 BINDING THE LLC. Except as the President may generally or in any particular case or cases otherwise authorize, and subject to the other provisions of this Agreement, all deeds, leases, contracts, bonds, notes, checks, drafts or other obligations made, accepted or endorsed by the LLC shall be signed by the President or such other officer or officers of the LLC as the President may designate.

6.05  INDEMNIFICATION AND EXCULPATION.

      (a) No Manager or officer shall have any liability to the LLC or to any Member for any loss suffered by the LLC which arises out of any action or inaction of such Manager or officer if such Manager or officer determined in good faith that such course of conduct was in the best interests of the LLC and such course of conduct did not constitute gross negligence, willful misconduct or a breach of this Agreement by such Manager or officer.

      (b) The Members' respective obligations to each other and to the LLC under this Agreement are limited to the express obligations expressly described in this Agreement, which obligations the Members shall carry out with ordinary prudence and in a manner characteristic of business persons in similar circumstances. Each Member and Manager may, with respect to any vote, consent or approval that it, he is entitled to grant pursuant to this Agreement, grant or withhold such vote, consent or approval in its, his or her sole and absolute discretion, with or without cause, and subject to such conditions as it, he shall deem appropriate. The Members acknowledge and agree that the relationship among them as members of the LLC as specified in this Agreement is, to the maximum extent permissible under the Act, contractual in nature and not fiduciary. Accordingly, pursuant to Section 18-1101 of the Act, the Members agree that to the maximum extent permissible under the Act, each Member's fiduciary and any other similar duties and obligations to the LLC or any other Member (if any) shall be eliminated (or, if complete elimination of such duties and obligations is deemed to be not permissible under the Act, then reduced to the maximum extent permissible) hereby.

      (c) Each Manager and officer shall be indemnified by the LLC against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by him with respect to actions taken by such Manager or officer on behalf of the LLC, provided that no indemnification shall be provided for any person with respect to any matter as to which he shall have been adjudicated in any proceeding to have been grossly negligent or to have acted with willful misconduct or in breach of this Agreement, or in which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the LLC. Without limiting the foregoing, the Board of Managers may elect (on a case by case basis) to permit such indemnification to include payment by the LLC of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated not to be entitled to indemnification under this

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Section 6.04, which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any indemnification to be provided hereunder may be provided although the person to be indemnified is no longer a Manager or officer.

      (d) Any indemnity under this Section 6.05 shall be paid from, and only to the extent of, LLC assets, and no Member shall have any personal liability on account thereof in the absence of a separate written agreement to the contrary. The LLC shall not incur the cost of that portion of any insurance, other than public liability insurance, which insures any party against any liability as to which such party is herein prohibited from being indemnified.

6.06 NO SOLICITATION OR HIRING OF FORMER EMPLOYEES. Except as provided by law or with the Consent of the Members, during the period that a Member is a Member and for a period of two years after a Member ceases to be a Member, the Member shall not solicit any person who is then, or at any time within the six months preceding such date was, an employee of the LLC to terminate his employment with the LLC or to become an employee of the Member or hire any person.

6.07  NON-COMPETITION AGREEMENT.

      (a) During the period that a Member is a Member and for a period of two years after a Member ceases to be a Member, such Member shall not (i) manufacture, market or sell any product which has the same or substantially the same form, function and primary application as any existing or proposed product manufactured by the LLC at any time while the Member was a Member or (ii) engage in any business competitive with the business of the LLC as conducted at any time while the Member was a Member, in the United States or Canada. Notwithstanding the foregoing, (X) GreenStone shall not be deemed to be in violation of this Section by virtue of its "Engineered for Life(TM)" product line, provided that GreenStone does not manufacture any cellulose-based products and so long as any cellulose-based products sold by GreenStone are purchased from the LLC; and (Y) in the event that a Member (an "Acquiring Member") acquires any competitive business as a non-integral part of an acquisition made by the Acquiring Member, the Acquiring Member shall not be deemed to be in violation of this Section if (i) it promptly offers such competitive business to the LLC for purchase at a cash purchase price equal to five times the twelve-month trailing EBITDA of such business for the most recently completed twelve months, or, if less, the amount actually paid by the Acquiring Member for such business; and (ii) in the event that the other Member declines on behalf of the LLC to have the LLC purchase such business, it disposes of such business within 18 months of the date of acquisition thereof by the Acquiring Member.

      (b) The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Section 6.07 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. Each Member agrees

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that damages are an inadequate remedy for any breach of this provision and that the LLC shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

      (c) For purposes of Section 6.06 and this Section 6.07, "GreenStone" shall include all of GreenStone's Affiliates, and "U.S. Fiber" shall include all of U.S. Fiber's Affiliates.

6.08 OTHER ACTIVITIES. Subject to the compliance with their respective obligations hereunder and under any other agreements to which they are a party, each Member may engage in and possess interests in other business ventures and investment opportunities of every kind and description, independently or with others, including acting as stockholders, members and general or limited partners of corporations, partnerships or other limited liability companies. Subject to such compliance, neither the LLC nor the other Member, nor any Manager or officer of the LLC, shall have any rights in or to such ventures or opportunities or the income or profits therefrom.

                                   ARTICLE VII

                                 FISCAL MATTERS

7.01 BOOKS AND RECORDS. The President shall keep or cause another officer of the LLC or a designated third party to keep, at the principal office of the LLC or in such other location as the President may designate, complete and accurate books and records of the LLC, maintained in such form and manner as the President may determine, as well as any other documents and information required to be furnished to the Members under the Act, all of which shall be available for examination and copying by any Member, at its reasonable request and at its expense during ordinary business hours, to the extent provided by the Act.

7.02 FINANCIAL INFORMATION. The LLC shall prepare, or shall cause to be prepared, and shall provide to the Members, as soon as practicable after the end of each fiscal year of the LLC, and in any event on or before the 60th day thereafter, a balance sheet, an income statement and a statement of changes in Members' capital in the LLC for, or as of the end of, such year, certified by an internationally recognized firm of certified public accountants selected by the President with the Consent of the Members. Such financial statements shall be prepared in accordance with GAAP and shall be accompanied by a report of the certified public accountants certifying the statements and stating that (a) their examination was made in accordance with GAAP and, in their opinion, the financial statements fairly present the financial position, financial results of operations, and changes in Members' capital in accordance with GAAP, and (b) in making the examination and reporting on the financial statements described above, nothing came to their attention that caused them to believe that (i) the income and revenues were not paid or credited in accordance with the financial and accounting provisions of this Agreement, (ii) the costs and expenses were not charged in accordance with the financial and accounting provisions of this Agreement, or (iii) either Member failed to comply in any material respect with the financial and accounting provisions of this Agreement, or if they are unable to make one or more of the statements set forth in clauses (i) through (iii) above, specifying in detail the reasons for such inability. The LLC also shall prepare and provide to the Members, as soon as practicable after the end of each fiscal quarter of the LLC, and in any event on or before the 30th day thereafter, a

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balance sheet, an income statement and a statement of changes in Members'
capital in the LLC for, or as of the end of, (x) such quarter and (y) the portion of the then current fiscal year of the LLC ending at the end of such quarter, in each case unaudited but certified as to accuracy and completeness by the chief financial officer of the LLC or, if no such officer is serving at the relevant time, by another appropriate officer of the LLC designated by the President. The LLC also shall prepare and provide to the Members (A) as soon as practicable after the end of each fiscal year of the LLC, and in any event on or before the 75th day thereafter, such information as may be required by the Members in order to file their respective federal, state and, to the extent applicable, local income tax returns, and (B) such other reports relating to the LLC's business and affairs as any Member may reasonably request. The LLC shall bear the cost of all reports specified in this Section 7.02.

7.03 BANK ACCOUNTS. The President shall (or shall authorize and direct one or more other officers of the LLC to) cause the LLC to open and maintain one or more accounts with one or more financial institutions as the President or such other officers may determine to be necessary or advisable. The President shall make such statements and determinations (including statements and determinations concerning withdrawal authority of officers and employees of the LLC) as may be necessary to implement the provisions of this Section 7.03, and each Member hereby unconditionally appoints the President as such Member's true and lawful attorney-in-fact (which appointment is irrevocable and is coupled with an interest) for the purpose of adopting, ratifying, executing and delivering such documents and instruments setting forth such Consents, resolutions and other agreements or decisions of the Members as the President may deem to be necessary or appropriate to implement the provisions of this Section 7.03. No funds belonging to any Person other than the LLC (whether or not a Member) shall in any way be deposited or kept in any such account of the LLC or otherwise be commingled with any funds of the LLC.

7.04 FISCAL YEAR. The fiscal year of the LLC shall end on December 31 of each year.

7.05 TAX MATTERS PARTNER. U.S. Fiber shall serve as the "tax matters partner" of the LLC. If at any time U.S. Fiber is not eligible under the Code to serve, or refuses to serve, as the "tax matters partner," GreenStone shall serve as the "tax matters partner." The "tax matters partner" is hereby authorized to and shall perform all duties of a "tax matters partner" under the Code and shall serve as "tax matters partner" until its resignation or until the designation of its successor, whichever occurs sooner. The "tax matters partner" shall be reimbursed by the LLC for all reasonable expenses actually incurred by the "tax matters partner" in connection with its performance of its duties as such, and the LLC shall indemnify and hold harmless the "tax matters partner," to the maximum extent permissible under the Act, from and against any and all losses, claims, liabilities, costs and expenses incurred by the "tax matters partner" in connection with its performance of its duties as such, except insofar as the same may have been incurred by reason of gross negligence or willful misconduct of such "tax matters partner."

7.06 INFORMATION. In addition to the other rights specifically set forth in this Agreement, each Member shall be entitled to all information to which such Member is entitled to have access pursuant to Section 18-305 of the Act, under the circumstances and subject to the conditions therein stated, and in compliance with such other conditions as may be reasonably established by the Board of Managers.

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7.07  AUDITS. Each Member shall have the right to conduct, or cause to be conducted, from time to time, an audit of the books and records of the LLC. The Member conducting the audit shall bear the entire expense of the audit.

7.08 TAX AUDITS. Each Member shall have the right to review and approve (which approval shall not be unreasonably withheld) any proposed tax audit adjustment before it is accepted by the Tax Matters Partner.

7.09  CONFIDENTIALITY.

      (a) Unless the Members acting by Consent determine otherwise, each Member shall hold in strict confidence any confidential information regarding the business of the LLC or of the other Member (or its Affiliates), and the LLC shall so hold in confidence any such information regarding any Member (or its Affiliates), whether such information is received from the LLC, the other Member or its Affiliates, or another Person; provided, however, that such restrictions shall not apply to (i) information that is or becomes available to the public generally without breach of this Section 7.09(a); (ii) disclosures required to be made by applicable laws and regulations, stock exchange requirements or requirements of the Nasdaq National Market or the National Association of Securities Dealers, Inc.; (iii) disclosures required to be made pursuant to a court or governmental order, subpoena or legal process; (iv) disclosures to officers, directors, employees or Affiliates of such Member (and the officers, directors and employees of such Affiliates), and to auditors, counsel, and other professional advisors to such Persons, or to the LLC or its officers, employees and professional advisors (provided, however, that all such Persons have been informed of the confidential nature of the information), or (v) disclosures in connection with any litigation or dispute among the Members, the LLC and the officers of the LLC; provided further that any disclosure pursuant to clause
(ii), (iii) or (iv) of this sentence shall be made only subject to such procedures as the Person making such disclosure determines in good faith are reasonable and appropriate in the circumstances, taking into account the need to maintain the confidentiality of such information and the availability, if any, of procedures under laws, regulations, court or governmental orders, subpoenas, or other legal process. Each Member and the LLC shall notify each other Member and/or the LLC, as appropriate, immediately upon becoming aware of any court or governmental order, subpoena, or other legal process providing for the disclosure or production of information subject to the provisions of the immediately preceding sentence and, to the extent not prohibited by applicable law, immediately shall supply each other Member and/or the LLC, as appropriate, with a copy of any such court or governmental order, subpoena, or other legal process. In addition, each Member shall notify each other Member and/or the LLC, as appropriate, prior to disclosing or producing any information subject to the provisions of the two immediately preceding sentences and, to the extent not prohibited by applicable law, shall permit each other Member and/or the LLC, as appropriate, to seek a protective order protecting the confidentiality of such information. The rights and obligations of a Member pursuant to this Section 7.09(a) shall continue following the time it ceases to be a Member. Each Member acknowledges that disclosure of information in violation of the provisions of this Section 7.09(a) may cause irreparable injury to the LLC and the Members for which monetary damages are inadequate, difficult to compute, or both. Accordingly, each Member agrees that its and the LLC's obligations under this
Section 7.09(a) may be enforced by specific performance and that breaches or prospective breaches of this Section 7.09(a) may be preliminarily and/or permanently enjoined. Notwithstanding the

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foregoing, each Member acknowledges that the other Member may be required to file this Agreement and related documentation as an exhibit to its filings with the Securities and Exchange Commission and hereby consents to any such filing.

      (b) Each officer and employee of the LLC shall be required by the LLC, in connection with the commencement of such Person's employment by, or service with, the LLC, to enter into a written agreement with the LLC (whether an employment agreement or otherwise) containing confidentiality, non-disclosure, non-use and non-competition provisions prepared by counsel to the LLC.

                                  ARTICLE VIII

                             TRANSFERS OF INTERESTS

8.01 GENERAL RESTRICTIONS ON TRANSFER. No Member may Transfer all or any part of its Membership Interest (including the interest of an assignee within the meaning of Section 18-702 of the Act) to any Person except (i) with the prior written approval of the other Member, the granting or denying of which approval shall be in such other Member's sole and absolute discretion, (ii) following the second anniversary of the Closing Date, pursuant to Sections 8.02 and 8.03 below, or (ii) by operation of the provisions of Article IX or pursuant to an exercise by the Lending Member or the LLC of the remedies granted them by the provisions of Sections 3.06(a)(ii)(E) or 3.06(a)(iii), respectively, and Section 3.06(b). Any Transfer in contravention of the foregoing sentence or any other provision of this Agreement shall be null and void and ineffective to transfer all or any part of any Membership Interest (including the interest of an assignee within the meaning of Section 18-702 of the Act), and shall not bind, or be recognized by, or on the books of, the LLC, and any transferee or assignee in such transaction shall not be or be treated as or deemed to be a Member (or an assignee) for any purpose. If any Member shall at any time attempt or purport to Transfer a Membership Interest, or any part thereof, in contravention of any of the provisions of this Agreement, then the other Member shall, in addition to all rights and remedies at law and equity, be entitled to a decree or order restraining and enjoining such transaction, and the offending Member shall not plead in defense thereto that there would be an adequate remedy at law, it being expressly hereby acknowledged and agreed that damages at law would be an inadequate remedy for a breach or threatened breach of the provisions of this Agreement concerning such transactions.

8.02  RIGHT OF FIRST REFUSAL.

      (a) Notwithstanding the provisions of Section 8.01 above, in the event a Member desires to Transfer any portion of its Membership Interest, or any interest therein, following the second anniversary of the Closing Date, such Member (the "Selling Member") shall first deliver written notice of his desire to do so (the "Notice") to the LLC and to the other Member, in the manner prescribed in Section 11.01 of this Agreement. The Notice must specify: (i) the name and address of the party to which the Selling Member proposes to sell or otherwise dispose of the Membership Interest or an interest in the Membership Interest (the "Offeror"), (ii) the nature of the Membership Interest the Selling Member proposes to sell or otherwise dispose of (the "Offered Interest"), (iii) the consideration to be delivered to the Selling Member for the proposed sale, transfer or disposition, and (iv) all other material terms and conditions of the proposed transaction.

      (b) The LLC shall have the first option to purchase all or any part of the Offered Interest for the consideration and on the terms and conditions specified in the Notice. The Company must exercise such option, no later than 30 days after such Notice is deemed under Section 11.01 hereof to have been delivered to it, by written notice to the Selling Member.

      (c) In the event the LLC does not exercise its option within such 30-day period with respect to all of the Offered Interest, the LLC shall, by the last day of such period, give written notice of that fact to the other Member (the "Purchaser Notice"). The Purchaser Notice shall specify the Offered Interest not purchased by the LLC (the "Remaining Interest").

      (d) In the event the LLC duly exercises its option to purchase all or part of the Offered Interest, the closing of such purchase shall take place at the offices of the LLC on the later of (i) the date 20 days after the expiration of such 30-day period or (ii) the date that the other Member consummates its purchase of Remaining Interest under paragraph (g) below.

      (e) To the extent that the consideration proposed to be paid by the Offeror for the Offered Interest consists of property other than cash or a promissory note, the consideration required to be paid by the LLC and/or the other Member exercising their options hereunder may consist of cash equal to the value of such property, as determined in good faith by agreement of the Selling Member and the LLC and/or the other Member acquiring such Offered Interest.

      (f) Notwithstanding anything to the contrary herein, neither the LLC nor the other Member shall have any right to purchase any of the Offered Interest hereunder unless the Company and/or the other Member exercise their option or options to purchase all of the Offered Interest.

      (g) Subject to Section 8.03, the other Member shall have an option, exercisable for a period of three days from the date of delivery of the Purchaser Notice, to purchase the Remaining Interest for the consideration and on the terms and conditions reflected in the Notice. Such option shall be exercised by delivery by such Member of written notice to the Selling Member. Alternatively, the other Member may within the same three-day period, notify the Selling Member of its desire to participate in the sale of the Membership Interests on the terms set forth in the Notice, and the nature of the Membership Interest it wishes to sell.

      (h) The closing of the purchase of the Remaining Interest shall take place at the offices of the LLC no later than 15 days after the date of the Purchaser Notice.

8.03  FAILURE TO FULLY EXERCISE OPTIONS; CO-SALE.

      (a) If the LLC and the other Member do not exercise their options to purchase all of the Offered Interest within the periods described in this Agreement (the "Option Period"), then all options of the LLC and the other Member to purchase the Offered Interest, whether exercised or not, shall terminate, but the other Member shall be entitled to sell its Membership Interest in the transaction pursuant to this Section. The LLC shall promptly, on expiration of the Option Period, notify the Selling Member of the nature of the Membership Interest the other Member wishes to sell. The Selling Member shall use reasonable efforts to interest the Offeror in purchasing, in addition to the Offered Interest, the Membership Interest the other Member wishes to sell. If the Offeror does not wish to purchase the entire Membership Interest made available by the Selling Member and the other Member, then each Member shall be entitled to sell a portion of the Membership Interest being sold to the Offeror, in the same proportion as the Percentage Interest of such Members; provided, however, that the price to be paid to each Member shall be in the proportion of the amount that would be distributed to the Members pursuant to Section 4.02 if all of the assets of the LLC were sold for the aggregate purchase price being paid by the Offeror and the proceeds thereof were distributed to the Members. The transaction contemplated by the Notice shall be consummated not later than 75 days after the expiration of the Option Period.

      (b) If the other Member does not elect to sell the full Membership Interest which it is entitled to sell pursuant to the preceding paragraph, the Selling Member shall be entitled to sell to the Offeror, according to the terms set forth in the Notice, the Membership Interest which equals the difference between the Membership Interest desired to be purchased by the Offeror and the Membership Interest the other Member is entitled to sell pursuant to Section
8.3. If the Selling Member wishes to Transfer any such Membership Interest at a price which differs from that set forth in the Notice, upon terms different from those previously offered to the LLC and the other Member, or more than 60 days after the expiration of the Option Period, then, as a condition precedent to such transaction, such Membership Interest must first be offered to the LLC and the other Member on the same terms and conditions as given the Offeror, and in accordance with the procedures and time periods set forth above.

      (c) The proceeds of any sale made by the Selling Member without compliance with the provisions of this Section 8 shall be deemed to be held in constructive trust in such amount as would have been due the other Member if the Selling Member had complied with this Agreement.

                                   ARTICLE IX

                     OPTION TO SELL OTHER MEMBER'S INTEREST

9.01 OPTION TO SELL THE OTHER MEMBER'S INTEREST. Following the second anniversary of the Closing, either Member (the "Electing Member") shall have the right to elect to Transfer its Membership Interest to a person which is not an Affiliate of such Electing Member, subject to compliance with the provisions of Sections 8.02 and 8.03 above; provided, however, that in the event that (A) the Electing Member desires to sell its entire Membership Interest in the LLC, (B) the LLC and the other Member (the "Non-Electing Member") do not exercise their options to purchase all of the Offered Interest within the periods described in
Section 8.02, and (C) the Non-Electing Member does not elect to sell all of its Membership Interest to the Offeror pursuant to Section 8.03, then the Electing Member shall have the right to require the Non-Electing Member to sell its entire Membership Interest to the Offeror on the same terms as, and at the same time as, the Electing Member sells its interest to the Offeror; provided that the price to be paid to each Member shall be in the proportion of the amount that would be distributed to the Members pursuant to Section 4.02 if all of the assets of the LLC were sold for the aggregate

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purchase price being paid by the Offeror and the proceeds thereof were distributed to the Members.

9.02 NOTIFICATION OF OFFERS. Each Member agrees to promptly notify the other Member of any bona fide offer it receives from a third party to purchase all or any portion of a Membership Interest in the LLC; provided, however, that no Member shall have any liability to the other Member for failing to so notify the other Member.

                                    ARTICLE X

                           DISSOLUTION AND LIQUIDATION

10.01 EVENTS CAUSING DISSOLUTION. The LLC shall be dissolved and its affairs wound up upon:

      (a) The sale or other disposition of all or substantially all of the assets of the LLC, or any merger, consolidation or other business combination or similar transaction as a result of which the LLC is not the surviving entity;

      (b) Subject to the provisions of Section 10.02, the occurrence of any event which terminates the membership of a Member under the Act;

      (c) The election to dissolve the LLC made by approval of the Board of Managers in accordance with Section 6.01(b)(xv); or

      (d) The entry of a decree of judicial dissolution under Section 18-802 of the Act.

10.02 CONTINUATION OF THE LLC. Notwithstanding the occurrence of an event specified in Section 10.01(b), the LLC shall not be dissolved and its business and affairs shall not be discontinued or wound up, and the LLC shall remain in existence as a limited liability company under the laws of the State of Delaware, if the remaining Member elects, within 90 days after such occurrence, to continue the LLC and its business without dissolution or winding up; provided, however, that such remaining Member shall, automatically and with no further action being necessary on the part of any Person, be deemed to have so elected to continue the LLC and its business without dissolution or winding up unless such remaining Member expressly elects in writing, within such 90-day period, not to continue the LLC and its business.

10.03 PROCEDURES ON DISSOLUTION. Dissolution of the LLC shall be effective on the day on which occurs the event giving rise to the dissolution, but the LLC shall not terminate until the Certificate shall have been cancelled and the assets of the LLC shall have been distributed as provided herein. Notwithstanding the dissolution of the LLC, prior to the termination of the LLC, as aforesaid, the business of the LLC and the affairs of the Members, as such, shall continue to be governed by this Agreement. The President or a liquidator appointed by the President (or, if there be none, by the Consent of the Members) shall liquidate the assets of the LLC (the Person so charged with liquidating the assets of the LLC, the "Liquidator"), apply and distribute the proceeds thereof as contemplated by this Agreement and cause the cancellation of the Certificate.

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10.04 DISTRIBUTIONS UPON LIQUIDATION. In each case except as may be required otherwise by provisions of the Act which may not be modified by a limited liability company's operating agreement:

      (a) After payment of liabilities owing to creditors, the Liquidator shall set up such reserves as it deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the LLC. Said reserves may be paid over by the Liquidator to a bank or another appropriate financial institution, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the Liquidator may deem advisable, such reserves shall be distributed to the Members or their assigns in the manner set forth in paragraph (b) below.

      (b) After paying such liabilities and providing for such reserves, the Liquidator shall cause the remaining net assets of the LLC to be distributed to and among the Members in the priority set forth in Section 4.02 above. In the event that any part of such net assets consists of notes or accounts receivable or other noncash assets, the Liquidator may take whatever steps he deems appropriate to convert such assets into cash or into any other form which would facilitate the distribution thereof. If any assets of the LLC are to be distributed in kind, such assets shall be distributed on the basis of their fair market value net of any liabilities.

10.05 SURVIVAL OF CERTAIN PROVISIONS. The provisions of Sections 3.04, 6.05,
6.06 and 6.07 shall survive for a period of 24 months after the date of cancellation of the Certificate upon liquidation and distribution of the assets of the LLC as set forth in Section 10.03.

                                   ARTICLE XI

                               GENERAL PROVISIONS

11.01 NOTICES. Except to the extent specifically provided otherwise, any and all notices under this Agreement shall be deemed given (a) on the second Business Day after being sent by express mail, receipt confirmed telecopy, or an internationally recognized commercial overnight delivery service providing a receipt for delivery, or (b) on the date actually received, if sent by any other method. In order to be effective, all such notices shall be addressed, if to the LLC (or a specified officer thereof), at its office in the State of North Carolina where the LLC maintains its records as set forth in the Certificate, and if to a Member, at such Member's last address of record on the books of the LLC, and copies of such notices shall also be sent to the last address for the recipient which is known to the sender, if different from the address so specified.

11.02 WORD MEANINGS; SCHEDULES AND EXHIBITS. The words such as "herein," "hereto," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The word "including" (and grammatical variations thereof) shall be construed to mean "including, without limitation" (and grammatical variations thereof), and shall not be interpreted so as to imply exclusivity or comprehensive listing, unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. References to Articles, Sections, Schedules and Exhibits shall be construed as references to the Articles and Sections of, and the Schedules and Exhibits to, this

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Agreement, in each case unless the context otherwise requires. All such
Schedules and Exhibits shall be deemed to be, and constitute, an integral part hereof for all purposes.

11.03 BINDING PROVISIONS. Subject to the restrictions on Transfers set forth herein, the covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the parties hereto, their heirs, legal representatives, successors and assigns.

11.04 APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, including the Act, as interpreted by the courts of the State of Delaware, notwithstanding any rules regarding choice of law to the contrary.

11.05 ARBITRATION.

      (a) The parties hereto agree that any and all legal disputes, controversies or claims arising out of or relating to the interpretation or enforcement of this Agreement or any Ancillary Document or any breach or termination of any thereof (each, a "Dispute") (other than any Dispute with respect to which this Agreement or the relevant Ancillary Document provides for temporary or preliminary injunctive or other similar provisional relief, which relief may be obtained without reference to this Section 11.05) shall be resolved by agreement among all parties to the relevant Dispute or, if notice is given by any such party as provided below and the matter is not settled within 30 days thereafter, by reference to arbitration in accordance with the Commercial Arbitration Rules, as amended from time to time, of the American Arbitration Association (the "AAA") and the following provisions; provided, however, that the provisions of this Section 11.05 shall prevail in the event of any conflict with such Rules.

      (b) The parties to the relevant Dispute shall jointly designate a single neutral and impartial arbitrator to resolve the Dispute; provided, however, that if such parties are unable to reach agreement with respect to the identity of the arbitrator within 30 days after the giving of notice by one party to such Dispute to each other party to such Dispute of the first party's desire to refer the matter in dispute to arbitration, then any party to such Dispute may petition the Chicago, Illinois office of the AAA (the "Appointing Authority") for appointment of such arbitrator, and all parties to the Dispute shall be bound by the selection of the Appointing Authority. If any Person appointed as arbitrator shall die, fail to act, resign, or otherwise become disqualified, a substitute arbitrator shall be appointed in the manner set forth above within 15 days after such death, failure to act, resignation or other disqualification. If such substitute appointment is not made within such 15-day period, any party to the Dispute may petition the Appointing Authority for appointment of such substitute arbitrator, and such appointment shall be binding on all parties to the Dispute. No matter how selected, the arbitrator shall have no prior or existing affiliation or relationship with any party to the relevant Dispute or its counsel, and shall sign an oath or affirmation of impartiality upon appointment.

      (c) Any arbitration proceedings conducted pursuant to this Section 11.05 shall be held in Chicago, Illinois and shall be conducted in the English language.

      (d) The parties to the Dispute may conduct such pre-hearing discovery through depositions and requests for the production and copying of documents by the other parties to the Dispute, in each case in accordance with such procedures, as the arbitrator may determine. The arbitrator may consult with and engage disinterested third parties, including attorneys, accountants and other consultants, to advise him.

      (e) The arbitrator, in deciding any Dispute, shall base his decision on the record and in accordance with this Agreement, any relevant Ancillary Documents and applicable law. In no event shall the arbitrator make any ruling, finding or award that does not conform to the terms and conditions of this Agreement and any relevant Ancillary Document, is not supported by the weight of the evidence, or is contrary to applicable law. The final arbitration award shall be a factually detailed, reasoned opinion stating the arbitrator's findings of fact and conclusions of law. Unless the arbitrator for good cause determines otherwise, the final arbitration award shall include attorneys' fees, costs and expenses of the prevailing party, including expert and non-expert witness fees and the prevailing party's share of the administrative fee and the arbitrator's fees and expenses, if any. The final arbitration award and any other written decisions and conclusions of the arbitrator with respect to the matters referred to him pursuant hereto shall be final and binding on all parties to the Dispute, and confirmation and enforcement thereof may be rendered thereon by any court having jurisdiction upon application of any such party.

11.06 COUNTERPARTS. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all of the parties have not signed the same counterpart.

11.07 SEPARABILITY OF PROVISIONS. Each provision of this Agreement shall be considered separable. To the extent that any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make the Agreement effective under the Act (and, if the Act is subsequently amended or interpreted in such manner as to make effective any provision of this Agreement that was formerly rendered invalid, such provision shall automatically be considered to be valid from the effective date of such amendment or interpretation).

11.08 ARTICLE AND SECTION TITLES. Article and section titles are included herein for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

11.09 AMENDMENTS. Except as otherwise specifically provided herein, this Agreement (including all Schedules and Exhibits) may be amended or modified only by a Consent executed by each Member.

11.10 THIRD PARTY BENEFICIARIES. The provisions of this Agreement, including
Article III, are not intended to be for the benefit of any creditor (other than a Member who is a creditor) or other Person (other than a Member in its capacity as such) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the LLC or any of the Members. Moreover, notwithstanding anything contained in this Agreement, including Article III, no such creditor or other Person shall obtain any rights under this Agreement or shall, by reason of this Agreement, make any claim in respect of any debt, liability or obligation (or otherwise) against the LLC or any Member.

11.11 CERTAIN ANCILLARY DOCUMENT MATTERS; ENTIRE AGREEMENT.

      (a) At the Closing, each Member and the LLC shall execute each Ancillary Document to which such Member is a party. Except as otherwise expressly provided herein, in the event of any irreconcilable conflict between the provisions of any Ancillary Document and the provisions of this Agreement, the provisions of this Agreement shall be controlling.

      (b) Any breach by any Member of, and any default by any Member under, any Ancillary Document to which such Member is a party shall be deemed and construed to be, for all purposes, a breach by such Member of, and a default by such Member under, this Agreement.

      (c) This Agreement, together with the Ancillary Documents, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. The Members hereby agree that each Member and each officer of the LLC shall be entitled to rely on the provisions of this Agreement and the Ancillary Documents, and no Member or officer of the LLC shall be liable to the LLC or any other Member or officer for any action or refusal to act taken in good faith reliance on the terms of this Agreement or any Ancillary Document.

11.12 OFFSET. Whenever the LLC is to pay any sum to any Member, any amounts owed by such Member to the LLC may be deducted from such sum before payment.

11.13 WAIVER OF PARTITION. Each Member agrees that irreparable damage would be done to the LLC if any Member brought an action in court to dissolve the LLC. Accordingly, each Member agrees that it shall not, either directly or indirectly, take any action to require partition or appraisal of the LLC or of any of the assets or properties of the LLC, and notwithstanding any provisions of this Agreement to the contrary, each Member (and its successors and assigns) accepts the provisions of the Agreement as its sole entitlement on termination, dissolution and/or liquidation of the LLC and hereby irrevocably waives any and all right to maintain any action for partition or to compel any sale or other liquidation with respect to its interest, in or with respect to, any assets or properties of the LLC. Each Member agrees that it will not petition a court for the dissolution, termination or liquidation of the LLC.

IN WITNESS WHEREOF, the Members have executed this Agreement under seal as of the day and year first above written.

                                  U.S. FIBER, INC.


                                  By: /s/ James W. Bohlig
                                      ------------------------------------------

                                  Name: James W. Bohlig
                                        ----------------------------------------

                                  Title: SVP & Chief Operating Officer
                                         ---------------------------------------


                                  GREENSTONE INDUSTRIES, INC.


                                  By: /s/ Anita C. Kirchloff
                                      ------------------------------------------

                                  Name: Anita C. Kirchloff
                                        ----------------------------------------

                                  Title: Secretary
                                         ---------------------------------------


                                    GUARANTY

The undersigned hereby guarantees the obligations of its subsidiary pursuant to the terms of this Agreement.

                                  CASELLA WASTE SYSTEMS, INC.
                                  For its subsidiary U.S. Fiber, Inc.


                                  By: /s/ John W. Casella
                                      ------------------------------------------

                                  Name: John W. Casella
                                        ----------------------------------------

                                  Title: President and Chief Executive Officer
                                         ---------------------------------------


                                  LOUISIANA-PACIFIC CORPORATION
                                  For its subsidiary GreenStone Industries, Inc.


                                  By: /s/ William L. Hebert
                                      ------------------------------------------

                                  Name: William L. Hebert
                                        ----------------------------------------

                                  Title: Director, Business Development
                                         ---------------------------------------

                               US GREENFIBER, LLC

                SCHEDULE A TO LIMITED LIABILITY COMPANY AGREEMENT

                                  June 26, 2000

                                     MEMBERS

                      NAME AND BUSINESS
                      ADDRESS OF MEMBER                PERCENTAGE INTEREST


      U.S. FIBER, INC.                                        50%
      809-A W. Hill Street
      Charlotte, NC 28208

      GREENSTONE INDUSTRIES, INC.                             50%
      111 S.W. Fifth Avenue
      Portland, OR 97204
      Attn: Vice President and General Counsel

                                    EXHIBIT 1

                   LIST OF GREENSTONE ASSIGNMENT DOCUMENTATION

                                    EXHIBIT 2

                   LIST OF U.S. FIBER ASSIGNMENT DOCUMENTATION

                                   EXHIBIT 3-A

             LIST OF ASSETS BEING ASSIGNED BY U.S. FIBER TO THE LLC

                                   EXHIBIT 3-B

          LIST OF LIABILITIES BEING ASSUMED BY THE LLC FROM U.S. FIBER

1. All obligations of U.S. Fiber continuing after the Closing under the leases, contracts and employee benefit plans set forth on the U.S. Fiber Disclosure Schedule which become due and payable after the Closing Date.

2. All of the liabilities and obligations of U.S. Fiber reflected on SCHEDULE 3-B hereto.

                                   EXHIBIT 4-A

             LIST OF ASSETS BEING ASSIGNED BY GREENSTONE TO THE LLC

                                   EXHIBIT 4-B

          LIST OF LIABILITIES BEING ASSUMED BY THE LLC FROM GREENSTONE

1. All obligations of GreenStone continuing after the Closing under the leases, contracts and employee benefit plans set forth on the GreenStone Disclosure Schedule which become due and payable after the Closing Date.

2. All of the liabilities and obligations of GreenStone reflected on SCHEDULE 4-B hereto.

                                    EXHIBIT 5

              REPRESENTATIONS AND WARRANTIES OF EACH OF THE MEMBERS

                                    EXHIBIT 6

                                 INDEMNIFICATION

      (a) INDEMNIFICATION. Each Member each hereby indemnifies and holds harmless the LLC and the other Member against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the LLC or the other Member in connection with each and all of the following:

          (i) Any breach by the indemnifying party of any representation or warranty in this Agreement;

          (ii) Any breach of any covenant, agreement or obligation of the indemnifying party contained in this Agreement, any Ancillary Agreement or any other agreement, instrument or document contemplated by this Agreement;

          (iii) Any claims against, or liabilities or obligations of, the Member not specifically assumed by the LLC pursuant this Agreement; and

          (iv) Any warranty claim or product liability claim relating to (i) products manufactured or sold by the Member prior to the Closing or (ii) the Member's business or operation prior to the Closing Date.

      (b) CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification hereunder the party seeking indemnification (the "Indemnified Party"), shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in paragraph (c) of this EXHIBIT 6.

      (c) DEFENSE BY INDEMNIFYING PARTY. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made, (a) the

Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a commercially reasonable manner.

      (d) PAYMENT OF INDEMNIFICATION OBLIGATION. Each Member hereby agrees that any claim against it for indemnification by the LLC or the other Member under this EXHIBIT 6 may, at the Indemnified Party's option, be set off against the LLC's obligation to make payments under the Agreement, and all distributions from the LLC that otherwise would be made to the Indemnifying Party (whether before or after dissolution of the LLC) instead shall be paid to the Indemnified Party until the indemnification obligations have been paid in full to the Indemnified Party. All indemnification by the Members hereunder (to the extent not satisfied in the manner specified in the preceding sentence) shall be effected by payment of cash or delivery of a cashier's or certified check in the amount of the indemnification liability and shall bear interest at the Default Rate to the extent not paid within 30 days after written notification thereof is delivered to the Indemnifying Party.

      (e) SURVIVAL OF REPRESENTATIONS; CLAIMS FOR INDEMNIFICATION. All representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto. All such representations and warranties shall expire on the second anniversary of the Closing, except for claims, if any, asserted in writing prior to such second anniversary, which shall survive until finally resolved and satisfied in full. All claims and actions for indemnity pursuant to this EXHIBIT 6 for breach of any representation or warranty shall be asserted or maintained in writing by a party hereto on or prior to the expiration of such two-year period. Notwithstanding anything to the contrary in this EXHIBIT 6, neither the LLC nor any Member shall be entitled to receive, and a Member shall not be obligated to pay, the first $250,000 in the aggregate of indemnity obligations otherwise payable by such Member pursuant to paragraph (a)(i) of this EXHIBIT 6.

  U.S. FIBER DISCLOSURE SCHEDULE (EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES)

  GREENSTONE DISCLOSURE SCHEDULE (EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES)